Exhibit 10.3
FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
NON-UNION SEVERANCE PAY PLAN

Effective January 1, 2002, Public Service Company of New Mexico (“PNM”) adopted the Public Service Company of New Mexico Benefits My Way Plan (the “BMW Plan”).  Effective November 27, 2002, sponsorship of the BMW Plan was transferred from PNM to PNM Resources, Inc. (the “Company”) and the Plan was renamed the “PNM Resources, Inc. Benefits My Way Plan.”  The BMW Plan consisted of a number of component programs including Program 12, Non-Union Severance Pay Program (the “Non-Union Severance Program”).  Effective as of January 1, 2004, PNM Resources amended and restated the BMW Plan to divide it into a number of separate plans that replaced several of the component programs in effect on December 31, 2003.  As part of the amendment and restatement, the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Plan”) was created as a successor plan to the Non-Union Severance Program, effective as of January 1, 2004.  The Plan was most recently amended and restated effective August 1, 2007.  Section 409A of the Code became applicable to the Plan as of January 1, 2005.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008.  By this instrument, PNM Resources now desires to amend the Plan as set forth below.

1.        Except as otherwise provided, this First Amendment shall be effective as of January 1, 2009.

2.        Section 2.1(z) (Separation from Service) of the Plan is hereby amended and restated in its entirety to read as follows:

(z)           “Separation from Service” means either (1) the termination of a Participant’s employment with the Company and all Affiliates and 50% Affiliates due to death, retirement, or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates and 50% Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates and 50% Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as a Participant’s right to reemployment with the Company or an Affiliate or 50% Affiliate is provided either by statute or contract).  If a Participant’s period of leave exceeds six months and a Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

3.        Section 3.6(a) (Release Agreement – General) of the Plan is hereby amended and restated in its entirety to read as follows:

(a)           General.  The Release Agreement shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such release, against the Company, its employees, officers and directors.  The Participant shall generally receive the Release Agreement on the date of the Participant’s Separation from Service and in no event more than five (5) days following the Participant’s Separation from Service and shall have up to forty-five (45) unpaid days following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Company.

4.        Section 4.6 (No Duplication of Benefits) of the Plan is hereby amended and restated in its entirety to read as follows:

4.6           No Duplication of Benefits.  Notwithstanding anything herein to the contrary, the right to receive any benefits under the

                                  Plan by any Participant is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under:

(a)           the PNM Resources, Inc. Employee Retention Plan, as it may be amended or restated from time to time;

(b)           the PNM Resources, Inc. Union Severance Pay Plan, as it may be amended or restated from time to time;

(c)           the PNM Resources, Inc. Officer Retention Plan, as it may be amended or restated from time to time; or

(d)           any successor or other severance, retention or change in control plan, program or agreement sponsored by the Company.

Section 4.6(d) shall not apply to any individual agreement that provides a Participant with a special payment in order to induce the Participant to remain employed by the Company unless the agreement specifically states otherwise.  The Company also may override the provisions of this Section 4.6 by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance, retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

5.        This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.

IN WITNESS WHEREOF, PNM Resources has caused this First Amendment to be executed as of this 20th day of November, 2008.

PNM RESOURCES, INC.

By:  /s/ Alice A. Cobb
                                                                                                            Its: SVP, Chief Administrative Officer